UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

January 24, 2006
Date of Report (Date of Earliest Event Reported)

DNAPrint genomics, Inc.
(Exact name of Registrant as specified in charter)

Commission File Number: 0-31905

Utah	59-2780520
(State of Incorporation)	(I.R.S. Employer I.D. No)

900 Cocoanut Avenue, Sarasota, FL 34236
(Address of Principal Executive Offices)

(941) 366-3400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

License Agreement with Harvard Medical School

On January 24, 2006, the Registrant entered into an exclusive license agreement (the “License”) with Harvard College through the Laboratory for Translational Research at Harvard Medical School. The License provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications. The research will be conducted under the supervision of Dr. Jose Halperin. The sponsored research payments total approximately $2.5 million and will be paid in quarterly installments of approximately $208,333 over approximately three years.

Under the License, the Registrant has the exclusive right to develop, market and sell products and services derived from the research. The Registrant must pay the Licensor a six percent (6%) royalty on the net sales of products and services covered by the License and thirty percent (30%) of all non-royalty sublicense income. The Registrant is also required to pay escalating minimum annual license maintenance fees totaling $850,000 through January 1, 2012. The Registrant is obligated to make annual License maintenance fees of $250,000 through the License term, but, beginning January 1, 2013, the annual license fee of $250,000 is credited against royalty payments. Additionally, the Registrant is obligated to pay the Licensor previously incurred patent costs of approximately $100,000 upon the execution of the License, and is responsible for paying the costs associated with patent application, maintenance and prosecution during the License term.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 above.

Item 9.01  EXHIBITS

10.1	Research Sponsorship and License Agreement between DNAPrint genomics, Inc. and Harvard College dated January 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DNAPrint genomics, Inc.

By: /s / Richard Gabriel
Richard Gabriel, President